Exhibit 4.13

ARras Minerals Corp.

EQUITY Incentive PLAN

April 15, 2021

as amended and restated on July 5, 2021

PART I – GENERAL PROVISIONS

1.	PREAMBLE AND DEFINITIONS
1.1	Title and Parts.

The Plan described in this document shall be called the “Arras Minerals Corp. Equity Incentive Plan”.

The Plan is divided into four Parts. This Part I contains provisions of general application to all Grants; Part II applies specifically to Options; Part III applies specifically to Share Units; and Part IV applies specifically to Restricted Stock and other Share-based awards.

1.2	Eligibility

Only Eligible Persons shall be eligible to receive Grants under this Plan.

1.3	Purpose of the Plan.

The purposes of the Plan are:

(a)	to promote a further alignment of interests between officers, employees and other eligible service providers and the shareholders of the Corporation;
(b)	to associate a portion of the compensation payable to officers, employees and other eligible service providers with the returns achieved by shareholders of the Corporation; and
(c)	to attract and retain officers, employees and other eligible service providers with the knowledge, experience and expertise required by the Corporation.
1.4	Definitions.
1.4.1	“affiliate” means “affiliated corporations” and a corporation shall be deemed to be an affiliate of another corporation if one of them is the Subsidiary of the other or if both are Subsidiaries of the same corporation or if each of them is controlled by the same Person and also includes those issuers that are similarly related, whether or not any of the issuers are corporations, partnerships, limited partnerships, trusts, income trusts or investment trusts or any other organized entity issuing securities.
1.4.2	“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

1.4.3	“associate”, where used to indicate a relationship with a Person, means:
(a)	any corporation of which such Person beneficially owns, directly or indirectly, voting securities carrying more than 10 per cent of the voting rights attached to all voting securities of the corporation for the time being outstanding;
(b)	any partner of that Person;
(c)	any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity;
(d)	any relative of that Person who resides in the same home as that Person;
(e)	any Person who resides in the same home as that person and to whom that Person is married or with whom that Person is living in a conjugal relationship outside marriage; or
(f)	any relative of a Person mentioned in clause (e) who has the same home as that Person.
1.4.4	“Beneficiary” means, subject to Applicable Law, an individual who has been designated by a Participant, in such form and manner as the Board may determine, to receive benefits payable under the Plan upon the death of the Participant, or, where no such designation is validly in effect at the time of death, the Participant’s legal representative.
1.4.5	“Blackout Period” means a period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of a Grant.
1.4.6	“Board” means the Board of Directors of the Corporation.
1.4.7	“Cause” means:
(a)	subject to (b) or (c), as applicable, below, “just cause” or “cause” for Termination by the Corporation or a Subsidiary of the Corporation as determined under Applicable Law;
(b)	where a Participant has a written employment agreement with the Corporation or a Subsidiary of the Corporation, “Cause” as defined in such employment agreement, if applicable; or

(c)	where a Participant provides services as an independent contractor pursuant to a contract for services with the Corporation or a Subsidiary of the Corporation, any material breach of such contract.
1.4.8	“Change in Control” means:
(a)	the acquisition by any “offeror” (as defined in the Securities Act (Ontario)) of beneficial ownership of more than 50% of the outstanding voting securities of the Corporation, by means of a take-over bid or otherwise;
(b)	any consolidation, reorganization, merger, amalgamation or statutory amalgamation or arrangement of the Corporation with or into another corporation, a separation of the business of the Corporation into two or more entities, or pursuant to which Shares would be converted into cash, securities or other property, other than a merger of the Corporation in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;
(c)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation;
(d)	the approval by the shareholders of any plan of liquidation or dissolution of the Corporation; or
(e)	the replacement by way of election or appointment at any time of one-half or more of the total number of the then incumbent members of the Board, unless such election or appointment is approved by 50% or more of the Board in office immediately preceding such election or appointment in circumstances where such election or appointment is to be made other than as a result of a dissident public proxy solicitation, whether actual or threatened.
1.4.9	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.
1.4.10	“Control” means:
(a)	when applied to the relationship between a Person and another Person, the beneficial ownership by that first Person, directly or indirectly, of voting securities or other interests in such second Person entitling the holder to exercise control and direction in fact over the activities of such second Person, including by way of electing a majority of the members of the board of the second Person; and

(b)	notwithstanding the foregoing, when applied to the relationship between a Person and a partnership, limited partnership or joint venture, means the contractual right to direct the affairs of the partnership, limited partnership or joint venture; and

the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person who Controls a second Person will be deemed to Control a third Person which is Controlled by such second Person and so on.

1.4.11	“Corporation” means Arras Minerals Corp., and includes any successor corporation thereof.
1.4.12	“Director” means a director of the Corporation from time to time.
1.4.13	“Disability” means:
(a)	subject to (b) below, a Participant’s physical or mental incapacity that prevents him/her from substantially fulfilling his or her duties and responsibilities on behalf of the Corporation or, if applicable, a Subsidiary of the Corporation as determined by the Board and, in the case of a Participant who is an employee of the Corporation or a Subsidiary of the Corporation, in respect of which the Participant commences receiving, or is eligible to receive, disability benefits under the Corporation’s or Subsidiary’s long-term disability plan; or
(b)	where a Participant has a written employment agreement with the Corporation or a Subsidiary of the Corporation, “Disability” as defined in such employment agreement, if applicable.
1.4.14	“Disability Date” means, the date of a Participant’s Termination as a result of a Disability.
1.4.15	“Eligible Person” means an individual Employed by the Corporation or any Subsidiary of the Corporation, a Director, Officer and a Service Provider, who, by the nature of his or her position or job is, in the opinion of the Board, in a position to contribute to the success of the Corporation.
1.4.16	“Employed” means, with respect to a Participant, that:
(a)	the Participant is rendering services to the Corporation or a Subsidiary of the Corporation (excluding services exclusively as a Director) including as a Service Provider (referred to in Section 1.4.42 as “active Employment”); or
(b)	the Participant is not actively rendering services to the Corporation or a Subsidiary of the Corporation due to vacation, temporary illness, maternity or parental leave or leave on account of Disability or other authorized leave of absence (provided, in the case of a US Taxpayer, that the Participant has not incurred a “Separation From Service”, within the meaning of Section 409A of the Code).

and “Employment’ has the corresponding meaning.

1.4.17	“Exercise Price” means, with respect to an Option, the price payable by a Participant to purchase one Share on exercise of such Option, which shall not be less than one hundred percent (100%) of the Market Price on the Grant Date of the Option covering such Share, subject to adjustment pursuant to Section 5.
1.4.18	“Grant” means a grant or right granted under the Plan consisting of one or more Options, RSUs or PSUs, shares of Restricted Stock or such other award as may be permitted hereunder.
1.4.19	“Grant Agreement” means an agreement between the Corporation and a Participant evidencing a Grant and setting out the terms under which such Grant is made, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan.
1.4.20	“Grant Date” means the effective date of a Grant.
1.4.21	“Insider” means:
(a)	a director or officer of the Corporation;
(b)	a director or officer of a Person that is itself an insider or subsidiary of the Corporation;
(c)	a Person that has,
(i)	beneficial ownership of, or control or direction over, directly or indirectly, securities of the Corporation carrying more than 10 per cent of the voting rights attached to all the Corporation’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the Person as underwriter in the course of a distribution; or
(ii)	a combination of beneficial ownership of, and control or direction over, directly or indirectly, securities of a reporting issuer carrying more than 10 per cent of the voting rights attached to all the Corporation’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the Person as underwriter in the course of a distribution;
(d)	the Corporation in the event that it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security;
(e)	a Person designated as an insider under the Securities Act (Ontario); and
(f)	an associate or affiliate of any of the foregoing.

1.4.22	“Market Price” means, with respect to any particular date:
(a)	if the Shares are listed on only one Stock Exchange, the volume weighted average trading price per Share on such Stock Exchange during the five (5) immediately preceding Trading Days;
(b)	if the Shares are listed on more than one Stock Exchange, the Market Price as determined in accordance with paragraph (a) above for the primary Stock Exchange on which the greatest volume of trading of the Shares occurred during the five (5) immediately preceding Trading Days; and
(c)	if the Shares are not listed for trading on a Stock Exchange, a price which is determined by the Board in good faith to be the fair market value of the Shares.
1.4.23	“Officer” means an officer of the Corporation or any Subsidiary of the Corporation from time to time.
1.4.24	“Option” means an option to purchase a Share granted by the Board to an Eligible Person in accordance with Section 3 and Section 8.1.
1.4.25	“Participant” means an Eligible Person to whom a Grant is made and which Grant or a portion thereof remains outstanding.
1.4.26	“Performance Conditions” means such financial, personal, operational or transaction-based performance criteria as may be determined by the Board in respect of a Grant to any Participant or Participants and set out in a Grant Agreement. Performance Conditions may apply to the Corporation, a Subsidiary of the Corporation, the Corporation and its Subsidiaries as a whole, a business unit of the Corporation or group comprised of the Corporation and some Subsidiaries of the Corporation or a group of Subsidiaries of the Corporation, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified performance period, on an absolute basis or relative to a pre-established target or milestone, to previous years’ results or to a designated comparator group, or otherwise, and may incorporate multipliers or adjustments based on the achievement of any such performance criteria.
1.4.27	“Performance Period” means, with respect to PSUs, a period specified by the Board for achievement of any applicable Performance Conditions as a condition to Vesting.
1.4.28	“Performance Share Unit” or “PSU” means a right granted to an Eligible Person in accordance with Section 3.1(c) and (d) and Section 11.1 to receive a Share or the Market Price, as determined by the Board, that generally becomes Vested, if at all, subject to the attainment of certain Performance Conditions and satisfaction of such other conditions to Vesting, if any, as may be determined by the Board.

1.4.29	“Person” means an individual, corporation, company, cooperative, sole proprietorship, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, trust, trustee, executor, administrator, legal personal representative, estate, unincorporated association, organization or syndicate, entity with juridical personality or governmental authority or body, or other entity, whether or not having legal status, however designated or constituted, and pronouns which refer to a Person shall have a similarly extended meaning.
1.4.30	“Plan” means this Arras Minerals Corp. Equity Incentive Plan, including any schedules or appendices hereto, as may be amended from time to time.
1.4.31	“Restricted Share Unit” or “RSU” means a right granted to an Eligible Person in accordance with Section 3.1(c) and (d) and Section 11.1 to receive a Share or the Market Price, as determined by the Board, that generally becomes Vested, if at all, following a period of continuous Employment of the Participant.
1.4.32	“Restricted Stock” means Shares granted to an Eligible Person that are subject to a Restriction (as defined in Section 15).
1.4.33	“Restrictive Covenant” means any obligation of a Participant to the Corporation or a Subsidiary of the Corporation to (A) maintain the confidentiality of information relating to the Corporation or the Subsidiary of the Corporation and/or its business, (B) not engage in employment or business activities that compete with the business of the Corporation or the Subsidiary of the Corporation, (C) not solicit employees or other service providers, customers and/or suppliers of the Corporation or the Subsidiary of the Corporation, whether during or after employment with the Corporation or Subsidiary of the Corporation, and whether such obligation is set out in a Grant Agreement issued under the Plan or other agreement between the Participant and the Corporation or Subsidiary of the Corporation, including, without limitation, an employment agreement, or otherwise.
1.4.34	“Security Based Compensation Arrangement” means an option, option plan, security based appreciation right, employee unit purchase plan, restricted, performance of deferred unit plan, long-term incentive plan or any other compensation or incentive mechanism, in each case, involving the issuance or potential issuance of Shares to one or more directors or officers of the Corporation or a Subsidiary of the Corporation, current or past full-time or part-time employees of the Corporation or a Subsidiary of the Corporation, Insiders or Service Providers of the Corporation or any Subsidiary of the Corporation including a Share purchased from treasury by one or more officers, directors or officers of the Corporation or any Subsidiary of the Corporation, current or past full-time or part-time employees of the Corporation or a Subsidiary of the Corporation, Insiders or Service Providers of the Corporation or a Subsidiary of the Corporation which is financially assisted by the Corporation or a Subsidiary of the Corporation by way of a loan, guarantee or otherwise, but a Security Based Compensation Arrangement does not include an arrangement that does not involve the issuance from treasury or potential issuance from treasury of Shares or other equity securities of the Corporation.

1.4.35	“Service Provider” means a Person, other than an employee, officer or director of the Corporation or a Subsidiary of the Corporation, that:
(a)	is engaged to provide, on a bona fide basis, for an initial, renewable or extended period of twelve (12) months or more, services to the Corporation or a Subsidiary of the Corporation, other than services provided in relation to a distribution of securities;
(b)	provides the services under a written contract between the Corporation or a Subsidiary of the Corporation and the Person;
(c)	in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Subsidiary of the Corporation;

and includes

(d)	for an individual Service Provider, a corporation of which the individual Service Provider is an employee or shareholder, and a partnership of which the individual Service Provider is an employee or partner; and
(e)	for a Service Provider that is not an individual, an employee, executive officer, or director of the Service Provider, provided that the individual employee, executive officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Subsidiary of the Corporation.
1.4.36	“Share” means a common share of the Corporation or, in the event of an adjustment contemplated by Section 5.1, such other security to which a Participant may be entitled upon the exercise or settlement of a Grant as a result of such adjustment.
1.4.37	“Share Unit” means either an RSU or a PSU, as the context requires.
1.4.38	“Specified Officer” means, for the Corporation, an individual who is:
(a)	the chief executive officer or chief financial officer;
(b)	any “executive officer” (as defined under applicable Canadian securities laws) of the Corporation; or
(c)	a vice-president of the Corporation.
1.4.39	“Stock Exchange” means the Toronto Stock Exchange and/or such other stock exchange on which the Shares are listed.

1.4.40	“Stock Exchange Rules” means the applicable rules of any Stock Exchange upon which Shares of the Corporation are listed.
1.4.41	“Subsidiary” means, in respect of a Person, another Person that is Controlled directly or indirectly by such Person and includes a Subsidiary of that Subsidiary.
1.4.42	“Termination” means (i) the termination of a Participant’s Employment with the Corporation or a Subsidiary of the Corporation (other than in connection with the Participant’s transfer to Employment with the Corporation or another Subsidiary), which shall occur on the date on which the Participant ceases to render services to the Corporation or Subsidiary, as applicable, whether such termination is lawful or otherwise (including, without limitation, by reason of resignation, death, frustration of contract, termination for cause, termination without cause, or constructive dismissal), without giving effect to any pay in lieu of notice (paid by way of lump sum or salary continuance), severance pay, benefits continuance or other termination-related payments or benefits to which the Participant may be entitled pursuant to the common law or otherwise (except as may be expressly required to satisfy the minimum requirements of applicable employment or labour standards legislation), but, for greater certainty, a Participant’s absence from active work during a period of vacation, temporary illness, maternity or parental leave, leave on account of Disability or any other authorized leave of absence shall not be considered to be a “Termination”, and (ii) in the case of a Participant who does not return to active Employment with the Corporation or a Subsidiary of the Corporation immediately following a period of absence due to vacation, temporary illness, maternity or parental leave, leave on account of Disability or other authorized leave of absence, such cessation shall be deemed to occur on the last day of such period of absence as approved by the Corporation or a Subsidiary of the Corporation; provided, in each case, that, in the case of any Grant that constitutes deferred compensation subject to Section 409A of the Code that is issued to a US Taxpayer, the Termination constitutes a “Separation From Service”, within the meaning of Section 409A of the Code, and “Terminated” and “Terminates” shall be construed accordingly.
1.4.43	“Time Vesting” means any conditions relating to the passage of time or continued service with the Corporation or Subsidiary of the Corporation for a period of time in respect of a Grant, as may be determined by the Board.
1.4.44	“Trading Day” means a day on which the Stock Exchange is open for trading and on which the Shares actually traded.
1.4.45	“US Taxpayer” means an individual who is subject to tax under the Code in respect of any Grants, amounts payable or Shares deliverable under this Plan.

1.4.46	“Vested” means, with respect to any Option, Share Unit, share of Restricted Stock or other award included in a Grant, that the applicable conditions with respect to Time Vesting, achievement of Performance Conditions and/or any other conditions established by the Board have been satisfied or, to the extent permitted under the Plan, waived, whether or not the Participant’s rights with respect to such Grant may be conditioned upon prior or subsequent compliance with any Restrictive Covenants (and any applicable derivative term shall be construed accordingly).
1.4.47	“Vesting Date” means the date on which the applicable Time Vesting, Performance Conditions and/or any other conditions for an Option, Share Unit, share of Restricted Stock or other award included in a Grant becoming Vested are met, deemed to have been met or waived as contemplated in Section 3.1.
2.	CONSTRUCTION AND INTERPRETATION
2.1	Gender, Singular, Plural.

In the Plan, references to one gender include all genders; and references to the singular shall include the plural and vice versa, as the context shall require.

2.2	Severability.

If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.3	Headings and Sections.

Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

3.	ADMINISTRATION
3.1	Administration by the Board.

The Plan shall be administered by the Board in accordance with its terms and subject to Applicable Law. Subject to and consistent with the terms of the Plan, in addition to any authority of the Board specified under any other terms of the Plan, the Board shall have full and complete discretionary authority to:

(a)	interpret the Plan and Grant Agreements;
(b)	prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and instruments of grant evidencing Grants;

(c)	determine those Eligible Persons who may receive Grants as Participants, grant one or more Grants to such Participants and approve or authorize the applicable form and terms of the related Grant Agreement;
(d)	determine the terms and conditions of Grants granted to any Participant, including, without limitation, as applicable (i) Grant Value and the number of Shares subject to a Grant, (ii) the Exercise Price for Shares subject to a Grant, (iii) the conditions to the Vesting of a Grant or any portion thereof, including, as applicable, the period for achievement of any applicable Performance Conditions as a condition to Vesting, and conditions pertaining to compliance with Restrictive Covenants, and the conditions, if any, upon which Vesting of any Grant or any portion thereof will be waived or accelerated without any further action by the Board, (iv) the circumstances upon which a Grant or any portion thereof shall be forfeited, cancelled or expire, including in connection with the breach by a Participant of any Restrictive Covenant, (v) the consequences of a Termination with respect to a Grant, (vi) the manner of exercise or settlement of the Vested portion of a Grant, (vii) whether, and the terms upon which, a Grant may be settled in cash, newly issued Shares or a combination thereof, and (viii) whether, and the terms upon which, any Shares delivered upon exercise or settlement of a Grant must be held by a Participant for any specified period of time;
(e)	determine whether, and the extent to which, any Performance Conditions or other conditions applicable to the Vesting of a Grant have been satisfied or shall be waived or modified;
(f)	make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence or disability of any Participant. Without limiting the generality of the foregoing, the Board shall be entitled to determine:
(i)	whether or not any such leave of absence shall constitute a Termination within the meaning of the Plan;
(ii)	the impact, if any, of any such leave of absence on Grants issued under the Plan made to any Participant who takes such leave of absence (including, without limitation, whether or not such leave of absence shall cause any Grants to expire and the impact upon the time or times such Grants shall be exercisable);
(g)	amend the terms of any Grant Agreement or other documents evidencing Grants; and
(h)	determine whether, and the extent to which, adjustments shall be made pursuant to Section 5 and the terms of such adjustments.

3.2	All determinations, interpretations, rules, regulations, or other acts of the Board respecting the Plan or any Grant shall be made in its sole discretion and shall be conclusively binding upon all persons.
3.3	Subject to Section 6.5, the Board may, from time to time, amend the Plan for the purpose of establishing one or more sub-plans for the benefit of Eligible Persons who are subject to the laws of a jurisdiction other than Canada in connection with their participation in the Plan.

The Board may also prescribe terms for Grant Agreements in respect of Eligible Persons who are subject to the laws of a jurisdiction other than Canada in connection with their participation in the Plan that are different than the terms of the Grant Agreements for Eligible Persons who are subject to the laws of Canada in connection with their participation in the Plan, and/or deviate from the terms of the Plan set out herein, for purposes of compliance with Applicable Law in such other jurisdiction or where, in the Board’s opinion, such terms or deviations are necessary or desirable to obtain more advantageous treatment for the Corporation, a Subsidiary of the Corporation or the Eligible Person in respect of the Plan under the Applicable Law of the other jurisdiction.

Notwithstanding the foregoing, the terms of any Grant Agreement authorized pursuant to this Section 3.3 shall be consistent with the Plan to the extent practicable having regard to the Applicable Law of the jurisdiction in which such Grant Agreement is applicable and in no event shall contravene the Applicable Law of Canada.

3.4	The Board may, in its discretion, subject to Applicable Law, delegate its powers, rights and duties under the Plan, in whole or in part, to a committee of the Board, a person or persons, as it may determine, from time to time, on terms and conditions as it may determine, except that the Board shall not, and shall not be permitted to delegate any such powers, rights or duties (i) with respect to the grant, amendment, administration or settlement of any Grant to the extent delegation is not consistent with Applicable Law and any such purported delegation or action shall not be given effect, and (ii) provided that the composition of the committee of the Board, person or persons, as the case may be, shall comply with Applicable Law. In addition, provided it complies with the foregoing, the Board may appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it.
4.	SHARE RESERVE
4.1	Subject to Section 4.4 and any adjustment pursuant to Section 5.1, the aggregate number of Shares that may be issued pursuant to Grants made under the Plan together with all other Security Based Compensation Arrangements of the Corporation shall be equal (i) for as long as the Corporation’s Shares are listed on a Stock Exchange, to ten percent (10.0%) of the outstanding Shares from time to time or such other number as may be approved by the applicable Stock Exchange and the shareholders from time to time or (ii) in all other cases, to twenty percent (20.0%) of the outstanding Shares from time to time.

4.2	For so long as the Corporation’s Shares are listed on a Stock Exchange, the aggregate number of Shares reserved for issuance to any one Participant under the Plan, together with all other Security Based Compensation Arrangements of the Corporation, must not exceed five percent (5.0%) of the aggregate issued and outstanding Shares.
4.3	For so long as the Corporation’s Shares are listed on a Stock Exchange, the maximum number of Shares of the Corporation
(a)	issued to Insiders within any one year period, and
(b)	issuable to Insiders, at any time,

under the Plan, or when combined with all of the Corporation’s other Security Based Compensation Arrangements, shall not exceed ten percent (10.0%) of the number of the aggregate issued and outstanding Shares.

4.4	For purposes of computing the total number of Shares available for grant under the Plan or any other Security Based Compensation Arrangement of the Corporation, Shares subject to any Grant (or any portion thereof) that are forfeited, surrendered, cancelled or otherwise terminated, prior to the issuance of such Shares shall again be available for grant under the Plan.
5.	Alteration of Capital And Change In Control
5.1	Notwithstanding any other provision of the Plan, and subject to Applicable Law, in the event of any change in the Shares by reason of any dividend (other than dividends in the ordinary course), split, recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, combination or exchange of Shares or distribution of rights to holders of Shares or any other relevant changes to the authorized or issued capital of the Corporation, if the Board shall determine that an equitable adjustment should be made, such adjustment shall, subject to Applicable Law, be made by the Board to (i) the number of Shares subject to the Plan; (ii) the securities into which the Shares are changed or are convertible or exchangeable; (iii) any Options then outstanding; (iv) the Exercise Price in respect of such Options; and/or (v) with respect to the number of Share Units outstanding under the Plan, and any such adjustment shall be conclusive and binding for all purposes of the Plan.
5.2	No adjustment provided for pursuant to Section 5.1 shall require the Corporation to issue fractional Shares or consideration in lieu thereof in satisfaction of its obligations under the Plan. Any fractional interest in a Share that would, except for the provisions of this Section 5.2, be deliverable upon the exercise of any Grant shall be cancelled and not deliverable by the Corporation.

5.3	In the event of a Change in Control prior to the Vesting of a Grant, and subject to the terms of a Participant’s written employment agreement or contract for services with the Corporation or a Subsidiary of the Corporation and the applicable Grant Agreement, the Board shall have full authority to determine in its sole discretion the effect, if any, of a Change in Control on the Vesting, exercisability, settlement, payment or lapse of restrictions applicable to a Grant, which effect may be specified in the applicable Grant Agreement or determined at a subsequent time. Subject to Applicable Law, rules and regulations, the Board shall, at any time prior to, coincident with or after the effective time of a Change in Control, take such actions as it may consider appropriate, including, without limitation: (i) provide for the acceleration of any Vesting or exercisability of a Grant; (ii) provide for the deemed attainment of Performance Conditions relating to a Grant; (iii) provide for the lapse of restrictions relating to a Grant; (iv) provide for the assumption, substitution, replacement or continuation of any Grant by a successor or surviving corporation (or a parent or subsidiary thereof) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof); (v) provide that that a Grant shall terminate or expire unless exercised or settled in full on or before a date fixed by the Board; or (vi) terminate or cancel any outstanding Grant in exchange for a cash payment (provided that, if as of the date of the Change in Control, the Board determines that no amount would have been realized upon the exercise or settlement of the Grant, then the Grant may be cancelled by the Corporation without payment of consideration).
6.	MISCELLANEOUS
6.1	Compliance with Laws and Policies.

The Corporation’s obligation to make any payments or deliver (or cause to be delivered) any Shares hereunder is subject to compliance with Applicable Law. Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, the Insider Trading Policy of the Corporation, and furnish to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law.

6.2	Withholdings.

So as to ensure that the Corporation or a Subsidiary of the Corporation, as applicable, will be able to comply with the applicable obligations under any federal, provincial, state or local law relating to the withholding of tax or other required deductions, the Corporation or the Subsidiary of the Corporation shall withhold or cause to be withheld from any cash amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary to permit the Corporation or the Subsidiary of the Corporation, as applicable, to so comply. The Corporation and any Subsidiary of the Corporation may also satisfy any liability for any such withholding obligations, on such terms and conditions as the Corporation may determine in its sole discretion, by (a) selling on such Participant’s behalf, or requiring such Participant to sell, any Shares issued under this Plan, and retaining any amount payable which would otherwise be provided or paid to such Participant in connection with any such sale, or (b) requiring, as a condition to the delivery of Shares hereunder, that such Participant make such arrangements as the Corporation may require so that the Corporation and its Subsidiaries can satisfy such withholding obligations, including requiring such Participant to remit an amount to the Corporation or a Subsidiary of the Corporation in advance, or reimburse the Corporation or any Subsidiary of the Corporation for, any such withholding obligations.

6.3	No Right to Continued Employment.

Nothing in the Plan or in any Grant Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ or service of the Corporation or any Subsidiary of the Corporation, to be entitled to any remuneration or benefits not set forth in the Plan or a Grant Agreement or to interfere with or limit in any way the right of the Corporation or any Subsidiary of the Corporation to terminate Participant’s employment or service arrangement with the Corporation or any Subsidiary of the Corporation.

6.4	No Additional Rights.

Neither the designation of an individual as a Participant nor the Grant of any Options, Share Units, Restricted Stock or other award to any Participant entitles any person to the Grant, or any additional Grant, as the case may be, of any Options, Share Units, Restricted Stock or other award under the Plan. For greater certainty, the Board’s decision to approve a Grant in any period shall not require the Board to approve a Grant to any Participant in any other period; nor shall the Board’s decision with respect to the size or terms and conditions of a Grant in any period require it to approve a Grant of the same or similar size or with the same or similar terms and conditions to any Participant in any other period. The Board shall not be precluded from approving a Grant to any Participant solely because such Participant may have previously received a Grant under this Plan or any other similar compensation arrangement of the Corporation or a Subsidiary. No Eligible Person has any claim or right to receive a Grant except as may be provided in a written employment or services agreement between an Eligible Person and the Corporation or a Subsidiary of the Corporation.

6.5	Amendment, Termination.

The Plan and any Grant made pursuant to the Plan may be amended, modified or terminated by the Board without approval of shareholders, provided that no amendment to the Plan or Grants made pursuant to the Plan may be made without the consent of a Participant if it adversely alters or impairs the rights of the Participant in respect of any Grant previously granted to such Participant under the Plan, except that Participant consent shall not be required where the amendment is required for purposes of compliance with Applicable Law. Notwithstanding the foregoing, the Board may amend the Plan and any Grant without approval for shareholders or Participants in order to satisfy the requirements of any Stock Exchange.

For greater certainty, for so long as the Corporation’s Shares are listed on a Stock Exchange, the Plan may not be amended without shareholder approval in accordance with the Stock Exchange Rules to do any of the following:

(a)	increase in the maximum number of Shares issuable pursuant to the Plan and as set out in Section 4.1;

(b)	reduce the Exercise Price of an outstanding Option, except as set forth in Section 5;
(c)	extend the maximum term of any Grant made under the Plan, except pursuant to Section 8.6;
(d)	amend the assignment provisions contained in Section 6.11;
(e)	increase the number of Shares that may be issued or issuable to Insiders above the restriction or deleting the restriction on the number of Shares that may be issued or issuable to Insiders contained in Section 4.3;
(f)	include other types of equity compensation involving the issuance of Shares under the Plan; or
(g)	amend this Section 6.5 to amend or delete any of (a) through (k) or grant additional powers to the Board to amend the Plan or entitlements without shareholder approval.

For greater certainty and without limiting the foregoing, shareholder approval shall not be required for the following amendments and the Board may make the following changes without shareholder approval, subject to any regulatory approvals including, where required, the approval of any Stock Exchange:

(h)	amendments of a “housekeeping” nature;
(i)	a change to the Vesting provisions of any Grants;
(j)	a change to the termination provisions of any Grant that does not entail an extension beyond the original term of the Grant; or
(k)	amendments to the provisions relating to a Change in Control.
6.6	Currency.

All references in the Plan to currency refer to lawful Canadian, U.S. or other currency as determined from time to time by the Board in its sole discretion, failing which the reference shall be deemed to be to Canadian currency except where the context otherwise requires. To the extent that any amounts referenced in this Plan are denominated in a currency other than Canadian dollars or U.S. dollars, and are determined by the Board in its sole discretion to be converted to Canadian dollars, U.S. dollars or other currency, such amounts shall be converted at the applicable Bank of Canada daily exchange rate on the date as of which the converted amount is required to be determined.

6.7	Administration Costs.

The Corporation will be responsible for all costs relating to the administration of the Plan.

6.8	Designation of Beneficiary.

Subject to the requirements of Applicable Law, a Participant may designate a Beneficiary, in writing, to receive any benefits that are provided under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form as may be prescribed by the Board from time to time. A Beneficiary designation under this Section 6.8 and any subsequent changes thereto shall be filed with the general counsel of the Corporation.

6.9	Governing Law.

The Plan and any Grants pursuant to the Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, and with respect to Participants who are US Taxpayers, with the Code and applicable federal laws of the US. The Board may provide that any dispute to any Grant shall be presented and determined in such forum as the Board may specify, including through binding arbitration. Any reference in the Plan, in any Grant Agreement issued pursuant to the Plan or in any other agreement or document relating to the Plan to a provision of law or rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability. To the extent applicable, with respect to Participants who are US Taxpayers, this Plan shall be interpreted in accordance with the requirements of Code Sections 409A and the regulations, notices, and other guidance of general applicability issued thereunder.

6.10	Assignment.

The Plan shall inure to the benefit of and be binding upon the Corporation, its successors and assigns.

6.11	Transferability.

Unless otherwise provided in the Plan or in the applicable Grant Agreement, no Grant, and no rights or interests therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Participant other than by testamentary disposition by the Participant or the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process including without limitation seizure for the payment of the Participant’s debts, judgments, alimony or separate maintenance.

7.	EFFECTIVE DATE
7.1	The Plan is established effective April 15, 2021.

PART II – OPTIONS

8.	Options
8.1	The Corporation may, from time to time, make one or more Grants of Options to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board shall determine. In granting such Options, subject to the provisions of the Plan, the Corporation shall specify,
(a)	the maximum number of Shares which the Participant may purchase under the Options;
(b)	the Exercise Price at which the Participant may purchase his or her Shares under the Options; and
(c)	the term of the Options, to a maximum of ten (10) years from the Grant Date of the Options, the Vesting period or periods within this period during which the Options or a portion thereof may be exercised by a Participant and any other Vesting conditions (including Performance Conditions).
8.2	The Exercise Price for each Share subject to an Option shall be fixed by the Board but under no circumstances shall any Exercise Price be less than one hundred percent (100%) of the Market Price on the Grant Date of such Option.
8.3	Unless otherwise designated by the Board in the applicable Grant Agreement, the Options included in a Grant shall Vest in three equal installments over a three (3) year period, with one third of the Options vesting on each of the Grant Date, the first anniversary of the Grant Date, and the second anniversary of the Grant Date, and, subject to Section 8.6, any such Options shall expire on the tenth anniversary of the Grant Date (unless exercised or terminated earlier in accordance with the terms of the Plan or the Grant Agreement).
8.4	Subject to the provisions of the Plan and the terms governing the granting of the Option, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 6.2, Vested Options or a portion thereof may be exercised from time to time by delivery to the Corporation at its registered office of a notice in writing signed by the Participant or the Participant’s legal personal representative, as the case may be, and addressed to the Corporation. This notice shall state the intention of the Participant or the Participant’s legal personal representative to exercise the said Options and the number of Shares in respect of which the Options are then being exercised and must be accompanied by payment in full of the Exercise Price under the Options which are the subject of the exercise.

8.5	Notwithstanding Section 8.4, the Board may permit a Participant, in lieu of paying the aggregate exercise price in cash, to indicate in the exercise notice that such Participant intends to transfer and dispose of the Options (the “Surrender”) for cancellation and, in such case, the Participant shall surrender the Options being exercised and elect to receive that number of Shares calculated using the following formula, subject to acceptance of a notice of Surrender (“Surrender Notice”) by the Board and provided that arrangements satisfactory to the Corporation have been made to pay any applicable withholding taxes:

X = (Y*(A-B))/A

Where:

X = the number of Shares to be issued to the Participant upon surrendering such Options; provided that if the foregoing calculation results in a negative number, then no Shares shall be issued.

Y = the number of Shares underlying the Options to be Surrendered.

A = the Market Value of the Shares as at the date of the Surrender.

B = the Exercise Price of such Options.

8.6	If the normal expiry date of any Option falls within any Blackout Period or within ten (10) business days (being a day other than a Saturday, Sunday or other than a day when banks in Toronto, Ontario are not generally open for business) following the end of any Blackout Period, then the expiry date of such Option shall, without any further action, be extended to the date that is ten (10) business days following the end of such Blackout Period. The foregoing extension applies to all Options whatever the Grant Date and shall not be considered an extension of the term of the Options as referred to in Section 6.5.
9.	Termination of Employment, Death, AND Disability – Options
9.1	Outstanding Options held by a Participant as of the Participant’s Termination shall be subject to the provisions of this Section 10, as applicable; except that, in all events, the period for exercise of Options shall end no later than the last day of the maximum term thereof established under Section 8.1(c), 8.6, or 9.4, as the case may be. Options that are not exercised prior to the expiration of the exercise period, including any extended exercise period authorized pursuant to this Section 9.1, following a Participant’s date of Termination or Disability Date, as the case may be, shall automatically expire on the last day of such period.
9.2	Subject to the applicable Grant Agreement and Section 9.1, in the case of a Participant’s Termination due to death or Disability, (i) the Participant's outstanding Options that have become Vested prior to the Participant’s Termination due to death or Disability shall continue to be exercisable during the twelve (12) month period following the Participant’s date of Termination due to death or Disability Date, and (ii) the Participant’s outstanding Options that are unvested on the Participant’s date of Termination due to death or Disability Date shall be forfeited.

9.3	Subject to the applicable Grant Agreement and Section 9.1, in the case of a Participant's Termination due to resignation (including the voluntary withdrawal of services by a Participant who is not an employee under Applicable Law) or Termination without Cause (including by way of constructive dismissal), (i) the Participant's outstanding Options that have become Vested prior to the Participant’s Termination shall continue to be exercisable during the ninety (90) day period following the Participant’s Termination, and (ii) the Participant’s outstanding Options that are unvested on the Participant’s Termination shall be forfeited.
9.4	In addition to the Board’s rights under Section 3.1, the Board may, at the time of a Participant’s Termination or Disability Date, extend the period for exercise of some or all of the Participant’s Options, but not beyond the original expiry date, and/or allow for the continued Vesting of some or all of the Participant’s Options during the period for exercise or a portion of it.
9.5	Notwithstanding any other provision hereof or in any Grant Agreement, in the case of a Participant’s Termination for Cause, any and all then outstanding Vested and unvested Options granted to the Participant shall be immediately forfeited and cancelled, without any consideration as of the Termination.
9.6	For greater certainty, a Participant shall have no right to receive Shares or a cash payment, as compensation, damages or otherwise, with respect to any Options that do not become Vested, that have been forfeited, or that are not exercised before the date on which the Options expire, whether related or attributable to any contractual or common law termination entitlements or otherwise.

PART III – SHARE UNITS

10.	DEFINITIONS
10.1	“Grant Value” means the dollar amount allocated to an Eligible Person in respect of a Grant of Share Units.
10.2	“Share Unit Account” has the meaning set out in Section 12.1.
10.3	“Valuation Date” means the date as of which the Market Price is determined for purposes of calculating the number of Share Units included in a Grant, which unless otherwise determined by the Board shall be the Grant Date.
10.4	“Vesting Period” means, with respect to a Grant of Share Units, the period specified by the Board, commencing on the Grant Date and ending on the last Vesting Date for such Share Units.
11.	Eligibility and Grant Determination.
11.1	The Board may from time to time make one or more Grants of Share Units to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board shall determine, provided that, in determining the Eligible Persons to whom Grants are to be made and the Grant Value for each Grant, the Board shall take into account the terms of any written employment agreement or contract for services between an Eligible Person and the Corporation or any Subsidiary of the Corporation and may take into account such other factors as it shall determine in its sole and absolute discretion.
11.2	The Board shall determine the Grant Value and the Valuation Date (if not the Grant Date) for each Grant under this Part III. The number of Share Units to be covered by each such Grant shall be determined by dividing the Grant Value for such Grant by the Market Price of a Share as at the Valuation Date for such Grant, rounded up to the next whole number.
11.3	Each Grant Agreement issued in respect of Share Units shall set forth, at a minimum, the type of Share Units and Grant Date of the Grant evidenced thereby, the number of RSUs or PSUs subject to such Grant, the applicable Vesting conditions, the applicable Vesting Period(s) and the treatment of the Grant upon Termination and may specify such other terms and conditions consistent with the terms of the Plan as the Board shall determine or as shall be required under any other provision of the Plan. The Board may include in a Grant Agreement under this Part III terms or conditions pertaining to confidentiality of information relating to the Corporation’s operations or businesses which must be complied with by a Participant including as a condition of the grant or Vesting of Share Units.

12.	ACCOUNTS AND DIVIDEND EQUIVALENTS
12.1	Share Unit Account.

An account, called a “Share Unit Account”, shall be maintained by the Corporation, or a Subsidiary of the Corporation, as specified by the Board, for each Participant who has received a Grant of Share Units and will be credited with such Grants of Share Units as are received by a Participant from time to time pursuant to Section 11 and any dividend equivalent Share Units pursuant to Section 12.2. Share Units that fail to Vest to a Participant and are forfeited pursuant to Section 13, or that are paid out to the Participant or his or her Beneficiary, shall be cancelled and shall cease to be recorded in the Participant’s Share Unit Account as of the date on which such Share Units are forfeited or cancelled under the Plan or are paid out, as the case may be. For greater certainty, where a Participant is granted both RSUs and PSUs, such RSUs and PSUs shall be recorded separately in the Participant’s Share Unit Account.

12.2	Dividend Equivalent Share Units.

Except as otherwise provided in the Grant Agreement relating to a Grant of RSUs or PSUs, if and when cash dividends (other than extraordinary or special dividends) are paid with respect to Shares to shareholders of record as of a record date occurring during the period from the Grant Date under the Grant Agreement to the date of settlement of the RSUs or PSUs granted thereunder, a number of dividend equivalent RSUs or PSUs, as the case may be, shall be credited to the Share Unit of Account of the Participant who is a party to such Grant Agreement. The number of such additional RSUs or PSUs will be calculated by dividing the aggregate dividends or distributions that would have been paid to such Participant if the RSUs or PSUs in the Participant’s Share Unit Account had been Shares by the Market Price on the date on which the dividends or distributions were paid on the Shares. The additional RSUs or PSUs granted to a Participant will be subject to the same terms and conditions, including Vesting and settlement terms, as the corresponding RSUs or PSUs, as the case may be.

13.	VESTING AND SETTLEMENT OF SHARE UNITS
13.1	Vesting.

Subject to this Section 13 and the applicable Grant Agreement, Share Units subject to a Grant and dividend equivalent Share Units credited to the Participant’s Share Unit Account in respect of such Share Units shall Vest in such proportion(s) and on such Vesting Date(s) as may be specified in the Grant Agreement governing such Grant provided that the Participant’s Employment has not Terminated on the relevant Vesting Date.

13.2	Settlement.

A Participant’s RSUs and PSUs, adjusted in accordance with the applicable multiplier, if any, as set out in the Grant Agreement, and rounded down to the nearest whole number of RSUs or PSUs, as the case may be, shall be settled, by a distribution as provided below to the Participant or his or her Beneficiary following the Vesting thereof in accordance with Section 13.1 or 13.6, as the case may be, subject to the terms of the applicable Grant Agreement. In all events, unless the Grant Agreement specifies that RSUs and PSUs must be settled through the issuance of Shares, settlement will occur upon or as soon as reasonably practicable following Vesting and, in any event, on or before December 31 of the third year following the year in which the Participant performed the services to which the Grant of RSUs or PSUs relates. Settlement shall be made by the issuance of one Share for each RSU or PSU then being settled, a cash payment equal to the Market Price on the Vesting Date of the RSUs or PSUs being settled in cash (subject to Section 13.3), or a combination of Shares and cash, all as determined by the Board in its discretion, or as specified in the applicable Grant Agreement, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 6.2.

13.3	Postponed Settlement.

If a Participant’s Share Units would, in the absence of this Section 13.3 be settled within a Blackout Period applicable to such Participant, such settlement shall be postponed until the earlier of the tenth Trading Day following the date on which such Blackout Period ends (or as soon as practicable thereafter) and the otherwise applicable date for settlement of the Participant’s Share Units as determined in accordance with Section 13.2, and the Market Price of any RSUs or PSUs being settled in cash will be determined as of the earlier of the Trading Day on which the Blackout Period ends and the day prior to the settlement date.

13.4	Failure to Vest.

Subject to the terms of the Grant Agreement and this Section 13, all Share Units that are not Vested and do not become Vested on the Participant’s Termination shall be immediately forfeited. For greater certainty, a Participant shall have no right to receive Shares or a cash payment, as compensation, damages or otherwise, whether related or attributable to any contractual or common law notice period or otherwise, with respect to any RSUs or PSUs that do not become Vested or are forfeited hereunder.

13.5	Resignation, Death and Disability.

Subject to the applicable Grant Agreement and Section 13.7, in the event a Participant’s employment is Terminated as a result of the Participant’s resignation (which is not in connection with a constructive dismissal by the Corporation or a Subsidiary of the Corporation), death or Disability, no Share Units that have not Vested prior to such Termination, including dividend equivalent Share Units in respect of such Share Units, shall Vest and all such Share Units shall be forfeited immediately.

13.6	Termination of Employment without Cause.

Subject to the applicable Grant Agreement and Section 13.7, in the event a Participant’s Termination without Cause (which shall include a constructive dismissal by the Corporation or a Subsidiary of the Corporation), no Share Units that have not Vested prior to such Termination, including dividend equivalent Share Units in respect of such Share Units, shall Vest and all such Share Units shall be forfeited immediately.

13.7	Extension of Vesting.

The Board may, at the time of Termination or a Disability Date, extend the period for Vesting of Share Units, but not beyond the original end of the applicable Vesting Period.

13.8	Termination of Employment for Cause.

In the event a Participant’s employment is Terminated for Cause by the Corporation or a Subsidiary, no Share Units that have not Vested prior to the date of the Participant’s Termination for Cause, including dividend equivalent Share Units in respect of such Share Units, shall Vest and all such Share Units shall be forfeited immediately, except only as may be required to satisfy the express minimum requirements of applicable employment or labour standards legislation. The Participant shall have no further entitlement to Share Units following the Termination and waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlements or otherwise.

14.	SHAREHOLDER RIGHTS
14.1	No Rights to Shares.

Share Units are not Shares and a Grant of Share Units will not entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

PART IV – RESTRICTED STOCK

15.	DEFINITIONS
15.1	“Restriction” means any restriction on a Participant’s free enjoyment of the Shares granted as Restricted Stock. Restrictions may be based on the passage of time or the satisfaction of Performance Conditions or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon satisfaction of such conditions and at such time or times, in instalments or otherwise, as the Board shall specify.
16.	Restricted Stock
16.1	Grants.

The Board may from time to time make one or more Grants of Restricted Stock to Eligible Persons in such amounts and subject to such terms and conditions as the Board may determine.  Upon the delivery of such Shares, the Participant shall have the rights of a shareholder with respect to the Restricted Stock, subject to the Restrictions.

16.2	Dividends; Voting.

While any Restriction applies to any Participant’s Restricted Stock, (i) unless the Board provides otherwise, the Participant shall receive the dividends paid on the Restricted Stock and shall not be required to return those dividends to the Corporation in the event of the forfeiture of the Restricted Stock, (ii) the Participant shall receive the proceeds of the Restricted Stock in the event of any change in the Shares in respect of which the Board has determined that an equitable adjustment should be made pursuant to Section 5.1, which proceeds shall automatically and without need for any other action become Restricted Stock and be subject to all Restrictions then existing as to the Participant’s Restricted Stock, and (iii) the Participant shall be entitled to vote the Restricted Stock during the Restriction period.

16.3	Transfer Restrictions.

The Participant shall not have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any shares of Restricted Stock or any interest therein while the Restrictions remain in effect. The Board may require, as a condition of a Grant of Restricted Stock, that the Participant deposit the shares of Restricted Stock into an escrow account.

16.4	Forfeiture.

Grants of Restricted Stock shall be forfeited if the applicable Restriction does not lapse prior to such date or the occurrence of such event or the satisfaction of such other criteria as is specified in the Grant Agreement. Further, unless expressly provided for in the Grant Agreement, or as otherwise determined by the Board, any Restricted Stock held by the Participant at the time of the Participant’s Termination shall be forfeited by the Participant to the Corporation and the Participant shall have no claim to damages in lieu thereof, whether related or attributable to any contractual or common law termination entitlements or otherwise.

16.5	Evidence of Share Ownership.

Restricted Stock will be book-entry Shares only unless the Board decides to issue certificates to evidence shares of the Restricted Stock.

Exhibit “A”

Arras Minerals Corp. Equity Incentive Plan

Special Provisions Applicable to US Taxpayer

This Exhibit sets forth special provisions of the Arras Minerals Corp. Equity Incentive Plan (the “Plan”) that apply to Participants who are US Taxpayers. This Exhibit shall apply to such Participants notwithstanding any other provisions of the Plan. Terms defined elsewhere in the Plan and used herein shall have the meanings set forth in the Plan, as may be amended from time to time.

1.	Definitions

“Disability” means, (i) solely with respect to Incentive Stock Options, a Participant’s total and permanent disability within the meaning of Section 22(e)(3) of the Code, or (ii) solely with respect to an award that constitutes deferred compensation subject to Section 409A of the Code that includes Disability as a payment date, a “disability” as defined under Section 409A of the Code.

“Eligible Person” means, solely with respect to Options, an individual Employed by the Corporation or any of its subsidiaries who, by the nature of his or her position or job is, in the opinion of the Board, in a position to contribute to the success of the Corporation; provided, however, that only officers and employees of the Corporation or Subsidiary shall be eligible to receive Incentive Stock Options.

“Greater than 10% Shareholder” means an Eligible Person who, effective as of the Grant Date of an Incentive Stock Option, owns (directly or indirectly, within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any subsidiary or parent of the Corporation within the meaning of Sections 424(e) and 424(f) of the Code).

“Incentive Stock Option” means an Option awarded under the Plan to a US Taxpayer that is intended to be an “incentive stock option” as defined in Section 422 of the Code.

“Market Price” means, solely with respect to the term “Exercise Price”, (a) if the Shares are listed on the Stock Exchange, the closing price per Share on the Stock Exchange on the Grant Date; (b) if the Shares are listed on more than one Stock Exchange, the fair market value as determined in accordance with paragraph (a) above for the primary Stock Exchange on which the Shares are listed, as determined by the Board; and (c) if the Shares not listed for trading on a Stock Exchange, a price which is determined by the Board in good faith to be the fair market value of the Shares in compliance with Section 409A of the Code.

“Nonqualified Stock Option” means an Option granted under the Plan that is not intended to be, and does not otherwise qualify as, an Incentive Stock Option.

“Separation From Service” shall have the meaning assigned to it in Section 1.409A-1(h), which generally means that an individual’s employment or service with the Corporation and any entity that is to be treated as a single employer with the Corporation for purposes of United States Treasury Regulation Section 1.409A-1(h) terminates such that it is reasonably anticipated that no further services will be performed or that the level of bona fide services performance would decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period.

“Specified Employee” means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.

“Subsidiary” shall have the meaning assigned to it in Section 424(f) of the Code with respect to any Incentive Stock Option.

2.	Options

a.	Grant Date. The Grant Date for any Options granted to a US Taxpayer may not be earlier than the date that the Board approves the Grant.

b.	Shares Available. The aggregate number of Shares that may be issued to US Taxpayers under the Plan shall be 1,000,000 Shares, all of which may be issued pursuant to Incentive Stock Options.

c.	Grant of Incentive Stock Options. The Board may grant Incentive Stock Options to Eligible Persons that are US Taxpayers under the Plan. If an Incentive Stock Option is granted to a Greater than 10% Shareholder, then the Exercise Price may not be less than 110% of the Market Value on the Grant Date, and the expiration of the exercise period shall not be later than the fifth anniversary of the Grant Date. Any Option that is intended to be an Incentive Stock Option, but fails to so qualify for any reason, including, without limitation, the portion of an Option becoming exercisable in any year in excess of the $100,000 limitation described in Treasury Regulation Section 1.422-4, shall be treated as Nonqualified Stock Options. Neither the Corporation nor the Board shall have any liability to a US Taxpayer, or any other party, if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as such for any reason.

d.	Shareholder Approval for Incentive Stock Options. Incentive Stock Options may only be granted under the Plan if the Corporation’s shareholders approve the Plan within twelve (12) months of the Effective Date. Any Incentive Stock Options granted under the Plan prior to such approval shall be conditioned on such approval. No Incentive Stock Options may be granted after then tenth (10th) anniversary of the Effective Date of the Plan unless the Corporation’s shareholders approve an extension of the Plan for such purpose.

e.	Notice of Disposition of Shares Acquired from Incentive Stock Options. A Participant shall give prompt notice to the Corporation of any disposition or other transfer of any Shares acquired upon exercise of an Incentive Stock Option if such disposition is made before the earlier of (i) the second anniversary of the Grant Date and (ii) the first anniversary of the date the Shares were issued upon exercise. Such notice shall specify the date of such disposition or transfer and the amount realized by the Participant as a result of such disposition or transfer.

3.	Transferability.

Notwithstanding anything in the Plan or Grant Agreement to the contrary, Incentive Stock Options may only be exercised during a Participant’s lifetime by the Participant, and may only be transferred by will or pursuant to the laws of descent and distribution. Any other awards may only be transferred by will, the laws of descent and distribution, or as permitted by Rule 701 of the Securities Act of 1933, as amended.

4.	Impact of Blackout on Exercise or Settlement of Awards.

Section 8.6 of the Plan shall not apply to Options granted to US Taxpayers. Section 13.3 of the Plan shall not apply to Share Units granted to US Taxpayers that are deferred compensation subject to the rules of Code Section 409A unless permitted by Treas. Reg. Section 1.409A-2(b)(7)(ii).

5.	Change in Control Treatment

Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Corporation or a change in ownership of a substantial portion of the assets of the Corporation under Section 409A of the Code, and if the Corporation determines any award under the Plan constitutes deferred compensation subject to Section 409A of the Code, then as determined in the sole discretion of the Board, the vesting of such award may be accelerated as of the effective date of the Change in Control, but the Corporation shall pay such award in accordance with the original terms and conditions of the award as if the Change of Control had not occurred.

6.	Adjustments

Any adjustments made to an award granted to a US Taxpayer under Section 5 of the Plan shall be intended to comply with the requirements of Section 422 of the Code with respect to Incentive Stock Options and Section 409A of the Code with respect to any other awards to the extent needed for the award to continue to be exempt from, or comply with, Section 409A of the Code.

7.	Compliance with Section 409A

The intent of the parties is that payments and benefits under this Plan comply with or be exempt from Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered in accordance with such intent. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment with the Corporation for purposes of this Plan unless the Participant would be considered to have incurred a Separation from Service from the Corporation. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, deferred compensation amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan (or any other plan or agreement of the Corporation) during the six (6) month period immediately following the Specified Employee’s Separation from Service shall instead be paid on the first business day after the date that is six (6) months following the Specified Employee’s Separation from Service (or death, if earlier). The Plan and any award agreements issued thereunder may be amended in any respect deemed by the Board to be necessary in order to preserve compliance with Section 409A of the Code. The Corporation makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.